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Exhibit 99.(d)(1)

DATED 3 JUNE 2005

(1)	JPMORGAN CAZENOVE LIMITED
(2)	NATIONAL GRID TRANSCO PLC

REPURCHASE OFFER AGREEMENT

DATED 3 June 2005

PARTIES

(1)
JPMORGAN CAZENOVE LIMITED (company number 4153386) whose registered office is at 20 Moorgate, London EC2R 6DA ("JPMorgan Cazenove");

(2)
NATIONAL GRID TRANSCO PLC (company number 4031152) whose registered office is at 1-3 Strand, London WC2 N5EH ("National Grid Transco" or the "Company").

RECITALS

(A)
National Grid Transco intends to make a Return of Cash to its Shareholders in the manner set out in the Circular in the Agreed Form to be sent to its Shareholders on or about 15 June 2005 (the "Circular").

(B)
The Return of Cash envisages that an offer will be made by JPMorgan Cazenove, acting as principal, to purchase all or some of the B Shares which are to be issued to the Shareholders as described in the Circular at the price of 65 pence each by means of an announcement on the Regulatory News Service of the London Stock Exchange and the terms of that proposed offer are set out in the Circular and the Election Form to be used in conjunction therewith (the "Repurchase Offer").

(C)
JPMorgan Cazenove has agreed with National Grid Transco that it will make the Repurchase Offer on the terms of this Agreement.

OPERATIVE PROVISIONS

1.
INTERPRETATION

1.1
In this Agreement the following words and expressions shall where the context so admits bear the following meanings:

  "Put Option Agreement" means the put option agreement relating to the B Shares between JPMorgan Cazenove and National Grid Transco in the Agreed Form.

1.2
Except where the context otherwise requires, words and expressions in this Agreement bear the same meaning as in the Circular.

1.3
Words importing the singular shall include the plural and vice versa and words importing any gender shall include all other genders and references to persons shall include corporations and unincorporated associations.

1.4
References in this Agreement to any document in the "Agreed Form" are references to the document described in the form of the draft agreed between the parties and initialled by them for the purposes of identification.

1.5
The clause headings in this Agreement are for convenience only and shall not affect the interpretation hereof.

1.6
A reference to any statutory provision shall include such provision as from time to time amended, consolidated or re-enacted (whether before or on or after the date at which such reference is required to be construed) and shall be deemed to include provisions of all statutory instruments or orders from time to time made pursuant to such provision.

2.    OBLIGATION TO MAKE THE REPURCHASE OFFER

  Subject to the satisfaction or waiver by JPMorgan Cazenove of the conditions set out in Clause 5, JPMorgan Cazenove hereby undertakes that it will make the Repurchase Offer at the price of 65 pence per B Share on 8 August 2005 (the "Repurchase Offer Date") in the manner and on the terms set out in the Circular and the Election Form or at such other time and/or such other date and on such other terms as may be agreed in writing between JPMorgan Cazenove and National Grid Transco.

3.    COMPANY REPRESENTATIONS AND WARRANTIES

        The Company represents and warrants to JPMorgan Cazenove that:

  (A)
  the Company has full corporate power and authority to enter into this Agreement, the Put Option Agreement (subject to shareholder approval) and any other agreements and transactions contemplated thereby;

  (B)
  this Agreement and, subject to shareholder approval, the Put Option Agreement have been duly authorised and executed on behalf of the Company, and this Agreement and any transactions contemplated thereby constitute legal, valid, binding and, subject to principles of equity and insolvency laws of general application, enforceable obligations of the Company; and

  (C)
  as far as the Company is aware, having made such enquiries as the Company considers appropriate, the Repurchase Offer and all actions contemplated in the Circular do not violate any statute, rule, regulation, order, judgment or decree of any court or governmental agency, authority or instrumentality of the United Kingdom, the United States or any jurisdiction which is applicable to the Repurchase Offer.

4.    JPMORGAN CAZENOVE REPRESENTATIONS AND WARRANTIES

  JPMorgan Cazenove represents and warrants to the Company that:

  (A)
  JPMorgan Cazenove is a member of the London Stock Exchange;

  (B)
  JPMorgan Cazenove is an intermediary and is recognised as an intermediary by the London Stock Exchange in accordance with arrangements approved by the Commissioners of HM Revenue and Customs; and

  (C)
  the agreement to repurchase and the Repurchase Offer will be effected on the London Stock Exchange.

5.    CONDITIONS PRECEDENT TO THE MAKING OF THE REPURCHASE OFFER

  The obligation of JPMorgan Cazenove to make the Repurchase Offer is subject to the satisfaction or waiver in writing by JPMorgan Cazenove of the following conditions before the Repurchase Offer Date:

  (A)
  the passing of Resolutions numbered 1 and 5 at the EGM;

  (B)
  the issue of the B Shares to the holders of Existing Ordinary Shares in accordance with the Circular;

  (C)
  the Listing of the B Shares; and

  (D)
  JPMorgan Cazenove not having given notice to National Grid Transco pursuant to Clause 6.

6.    FORCE MAJEURE

  If before the Repurchase Offer Date there shall develop, occur or come into effect any material adverse change in national or international financial, economic, political, military or market conditions or any material adverse change in the financial and trading position or prospects of National Grid Transco or any material adverse change in the tax legislation or Inland Revenue practice in the United Kingdom, provided that the enactment of the Finance Bill ordered to be printed on 25 May 2005 shall not be a change in the tax legislation for these purposes, or any offer for any class of the share capital of National Grid Transco, such that in the reasonable opinion of JPMorgan Cazenove, having taken in account the Put Option Agreement, as well as all other relevant matters, the Repurchase Offer or the subsequent sale of the B Shares by JPMorgan Cazenove to National Grid Transco, would be damaging or detrimental to the interests of JPMorgan Cazenove in any material respect, JPMorgan Cazenove will consult with National Grid Transco in relation thereto and may at any time before the Repurchase Offer Date or, if earlier, midnight on the day preceding the date of the Repurchase Offer give written notice of any such matter to National Grid Transco.

7.    JPMORGAN CAZENOVE RIGHT TO TERMINATE

  JPMorgan Cazenove shall have the right to terminate this Agreement with immediate effect on giving notice in writing to the Company if (i) the Company has not executed the Put Option Agreement by the Repurchase Offer Date or (ii) if, on or before the Repurchase Offer Date the Put Option Agreement is terminated or (iii) if the Company fails to comply in any material respect with any material term of the Put Option Agreement.

8.    SURVIVAL OF INDEMNITIES, REPRESENTATIONS, WARRANTIES, ETC.

  All representations, warranties, undertakings, agreements and indemnities contained herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto and shall survive termination of the Repurchase Offer.

9.    TIME OF THE ESSENCE

  Time shall be of the essence of this Agreement, both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them by agreement in writing between the parties.

10.    NOTICES

  Without prejudice to any other method available for the giving of notice or to any acknowledgement by any party that it has received the same, any notice or other communication desired to be given or made hereunder may be given by delivering the same personally to the address of that party as set out below or such other address as that party may notify to the other party hereto in accordance with this clause or by delivering the same or by sending the same by facsimile ("fax") to the address of the party as set out below or such other address as that party may notify to the other parties hereto in accordance with this clause and shall be deemed to have been received if personally delivered or sent by fax on delivery or despatch if sent on a Business Day or (if not so delivered or sent) on the first Business Day thereafter.

  (A)
  to JPMorgan Cazenove
Address:	20 Moorgate, London EC2R 6DA
Fax:	020 7155 9602
For the attention of:	Matthew Lawrence or Jonathan Wilcox
  (B)
  to National Grid Transco
Address:	1-3 Strand, London WC2 N5EH
Fax:	020 7004 3004
For the attention of:	Company Secretary

11.    GENERAL

11.1
The parties agree and acknowledge that nothing in this Agreement is intended to benefit any person who is not a party to it (a "Non-Party") and accordingly no Non-Party has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement and no consent of any Non-Party shall be required for any rescission of or amendment to this Agreement.

11.2
This Agreement shall not create a relationship of agency between the parties.

11.3
This Agreement, the Put Option Agreement and the engagement letter between JPMorgan Cazenove and the Company dated 11 August 2004 constitute the entire and only legally binding agreements between the parties relating to its subject matter and no variation of this Agreement shall be effective unless made in writing signed by or on behalf of all parties and expressed to be such a variation.

11.4
This Agreement may be executed in any number of counterparts and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement.

12.    GOVERNING LAW

  This Agreement shall be governed by and construed in accordance with English law and the parties hereto irrevocably submit to the non-exclusive jurisdiction of the Courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement.

  IN WITNESS whereof this Agreement has been duly executed by the parties as a deed the day and year first above written

EXECUTED and DELIVERED as a Deed	)
by or for the said JPMORGAN CAZENOVE LIMITED	)
acting by two directors or a director and the secretary	)
/s/ Michael Power Director
/s/ J Earl Secretary
EXECUTED and DELIVERED as a Deed	)
by or for the said NATIONAL GRID TRANSCO PLC	)
acting by two directors or a director and the secretary	)
/s/ Sir John Parker Director
/s/ Steve Lucas Director

QuickLinks

  Exhibit 99.(d)(1)
  PARTIES
  RECITALS
  OPERATIVE PROVISIONS
  2. OBLIGATION TO MAKE THE REPURCHASE OFFER
  3. COMPANY REPRESENTATIONS AND WARRANTIES
  4. JPMORGAN CAZENOVE REPRESENTATIONS AND WARRANTIES
  5. CONDITIONS PRECEDENT TO THE MAKING OF THE REPURCHASE OFFER
  6. FORCE MAJEURE
  7. JPMORGAN CAZENOVE RIGHT TO TERMINATE
  8. SURVIVAL OF INDEMNITIES, REPRESENTATIONS, WARRANTIES, ETC.
  9. TIME OF THE ESSENCE
  10. NOTICES
  11. GENERAL
  12. GOVERNING LAW